Exhibit 10.2

AMENDMENT NO. 1

NUCOR CORPORATION
2005 STOCK OPTION AND AWARD PLAN

THIS AMENDMENT NO. 1 (this “Amendment”) to the Nucor Corporation 2005 Stock Option and Award Plan (the “Plan”) is adopted as of the 5th day of September, 2007, by NUCOR CORPORATION, a Delaware corporation (the “Company”).

Statement of Purpose

The Company maintains the Plan to provide incentive compensation to senior officers of the Company. The Company desires to amend the Plan to comply with the requirements of Section 409A of the Internal Revenue Code of 1986.

NOW, THEREFORE, the Company does hereby declare that the Plan is hereby amended effective as of the date hereof as follows:

1. Section 4.4(d) of the Plan is amended to read as follows:

“(d) Unless an earlier payment date is specified in the Award Agreement for the Participant’s Restricted Stock Units, the vested Restricted Stock Units credited to a Participant’s Restricted Stock Unit Account shall be paid to the Participant, or in the event of the Participant’s death, to the Participant’s Beneficiary, no earlier than fifteen (15) days and no later than ninety (90) days after the date the Participant terminates service as a member of the Board or separates from service as an Employee, as applicable; provided, however, in no event will distribution be made to Participant who is a “specified employee” within the meaning of Code Section 409A(a)(2)(B)(i) and the regulations thereunder, prior to the date which is six months after such Participant’s separation from service or, if earlier, such Participant’s death. The form of payment shall be one share of the Company’s common stock for each Restricted Stock Unit credited to the vested portion of the Participant’s Restricted Stock Unit Account and cash for any fractional unit.

If permitted under the terms of the Award Agreement for the Participant’s Restricted Stock Units and in accordance with procedures established by the Committee, but in no event later than the later of (i) December 31, 2007 or (ii) thirty (30) days after the date an individual initially becomes a Participant under the Plan, the Participant may elect a single sum payment of the Participant’s Restricted Stock Unit Account or payment in installments over a term certain of either three (3) or five (5) years. Any such election shall apply to a Participant’s entire Restricted Stock Unit Account and shall be irrevocable. In the event a Participant fails to make a valid method of payment election, distribution of the Participant’s Restricted Stock Unit Account shall be made in a single sum payment of shares of Company common stock and cash for any fractional unit credited to the Restricted Stock Unit Account.”

2. Section 4.8 of the Plan is amended to read as follows:

“Section 4.8. [Intentionally Deleted.]

3. Except as expressly or by necessary implication amended hereby, the Plan shall continue in full force and effect.

IN WITNESS WHEREOF, the Company has caused this Amendment No. 1 to be executed by its duly authorized officer as of the day and year first above written.

NUCOR CORPORATION

By:	/s/ Terry S. Lisenby
Name:	Terry S. Lisenby
Title:	Chief Financial Officer, Treasurer and Executive
Vice President